EXHIBIT 10.34

PURCHASE AND SALE AGREEMENT

(RETREAT AT MARKET SQUARE)

THIS PURCHASE AND SALE AGREEMENT is dated as of February 12, 2019 (the “Effective Date”), by and between IRESI FREDERICK MARKET SQUARE, L.L.C., a Delaware limited liability company (“Seller”), having an address c/o Inland Residential Properties Trust, Inc., 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention: Dan Zatloukal, e-mail address: Daniel.zatloukal@inlandgroup.com (with copies to: The Inland Real Estate Group, LLC, Law Department, 2901 Butterfield Road, Oak Brook, Illinois 60523, Attention:  David Neboyskey, Esq., email: dneboyskey@inlandgroup.com) and 515 22ND STREET LIMITED PARTNERSHIP, a Maryland limited partnership (“Buyer”), having an address of c/o Ronald D. Paul Companies, 4416 East-West Highway, Suite 300, Bethesda, Maryland 20814, e-mail address: rpaul@ronaldpaulcos.com (with copies to: Glazer Winston Honigman Ellick, 5301 Wisconsin Avenue, NW, Suite 74-0, Washington, DC  20015, Attention: Lori J. Honigman, Esq., email: lhonigman@glazerwinston.com).

PRELIMINARY STATEMENT

WHEREAS, Seller is the owner of the Property (defined below) commonly known as Retreat at Market Square Apartments, 300 Cormorant, Frederick Maryland.

WHEREAS, Seller desires to sell, and Buyer desires to purchase, the Property, all subject to and in accordance with all of the terms, covenants, conditions, provisions and limitations hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged) the parties hereto do hereby agree as follows:

ARTICLE 1
Definitions

1.1Definitions.

“Agreement” shall mean this Purchase and Sale Agreement, and the exhibits hereto and any amendments which may hereafter be executed and delivered between Buyer and Seller.

“Closing Deliveries” shall mean any instruments, documents, certificates or other items delivered by any party hereto in connection with the Closing. “Seller Closing Deliveries” shall mean those Closing Deliveries delivered by Seller pursuant to Section 5.4, and any other Closing Deliveries required hereunder to be delivered by Seller, and the term “Buyer Closing Deliveries” shall mean those Closing Deliveries delivered by Buyer pursuant to the provisions of Section 5.5, or otherwise herein required to be delivered by Buyer at the Closing.

“Closing” or “Closing Date” defined in Section 5.1 hereof.

“Cut Off Time” shall mean 11:59 P.M. on the day before the Closing Date.

“Escrow Agent” shall mean Chicago Title and Trust Company, 10 S. LaSalle Street, Suite 3100, Chicago, Illinois 60603, Attention: Katie van Zuidam.

“Ground Lease” shall mean that certain Deed of Lease dated February 27, 2013 between Market Square at Frederick Community Association, Inc., as landlord, and The Haven at Market Square, LLC, as tenant and that certain Memorandum of Deed of Lease recorded among the land records of Frederick County, Maryland in Book 9410 at page 479.

“Improvements” shall mean the two (2) mid-rise buildings aggregating one hundred ninety-four thousand seven hundred thirty-two (194,732) rentable square feet comprising two hundred six (206) apartment units and one hundred twenty-two (122) storage units, two hundred eighty-two (282) paved surface parking spaces, fifty-six (56) garages, and other improvements located on the Land.

“Land” shall collectively mean those certain tracts or parcels of land located at 300 Cormorant, Frederick, Maryland, comprising approximately 4.542 acres and more particularly described on Exhibit A attached hereto and made a part hereof, together with all the rights and appurtenances pertaining thereto, including any right, title and interest of Seller, if any, in and to adjacent streets and rights-of-way.

“Leases” shall mean all leases, subleases, and other agreements entered into by Seller for the use or occupancy of any portion of the Real Property which are set forth on the rent roll attached hereto as Exhibit B.

“Licenses” shall mean Seller’s interest in, to the extent transferable, all licenses, certificates, authorizations, consents and permits applicable to the Property or useful in connection with the operation or maintenance of the Property.

“Permitted Exceptions” is defined in Section 5.2.

“Personal Property” shall mean all furniture, furnishings, equipment and other items of personal property, if any, owned by Seller and used in connection with the Improvements and located within the Improvements, including, without limitation, those items of personal property identified on Exhibit C attached hereto.

“Property” shall mean (i) the Real Property, (ii) the right, title and interest of Seller under all Property Contracts (if any), and (iii) the Leases, including the balance of all security deposits and pet deposits, if any, delivered by Tenants pursuant to the Leases, (iv) the Licenses, Warranties and other intangible property, if any, owned by Seller and pertaining to the Land, the Improvements or the Personal Property, (v) the Personal Property, (vi) the right, title and interest of the Seller under the Ground Lease and (vii) all right, title and interest of the Seller in the Property Materials.

“Property Contracts” shall mean all the service, supply, maintenance and utility contracts to which Seller is a party which are set forth on Exhibit D attached hereto.

“Property Materials”  shall mean, to the extent transferable and in the possession of Seller or Seller’s property manager, the internet web site for the Property (www.retreatmarketsquare.com) and the rights to the name and mark “The Retreat at Market Square”.

“Real Property” shall mean the Land together with the Improvements thereon.

“Tenants” shall mean the tenants under the Leases.

“Title Company” shall mean SettlementCorp, 5301 Wisconsin Avenue, Suite 710, Washington, DC 20015, Attn: Todd Deckelbaum, Esquire.

“Warranties” shall mean the warranties and guaranties in favor of Seller which benefit the operation or maintenance of the Property, as more specifically set forth on Exhibit I attached hereto.

1.2Additional Defined Terms shall have the meanings defined for such terms in the operative provisions of this Agreement.

ARTICLE 2
Agreement for Sale and Purchase

For the consideration and subject to the terms and conditions herein set forth, Seller hereby agrees to sell the Property to Buyer, and Buyer hereby agrees to purchase the Property from Seller, at the Closing on the Closing Date.

ARTICLE 3
Purchase Price

3.1Purchase Price.  In consideration for the sale of the Property, Buyer agrees to pay to Seller, at the Closing, the sum of Forty Seven Million and 00/100 Dollars ($47,000,000.00), plus or minus prorations and adjustments hereinafter set forth (the “Purchase Price”).

3.2Payment of Purchase Price. Subject to a credit for the Earnest Money, the full amount of the Purchase Price shall be payable by wire transfer at the Closing in immediately available United States funds.

3.3Earnest Money; Default.

a.Earnest Money:

(i)Within two (2) business days after the Effective Date, Buyer shall deposit, in escrow (the “Earnest Money Escrow”) with Escrow Agent the sum of One Million and 00/100 Dollars ($1,000,000.00) (the “Earnest Money”), in cash or immediately available federal funds, such amount to be held as an earnest money deposit hereunder in accordance with the provisions of the escrow agreement attached hereto as Exhibit E.  The sum of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) of the Earnest Money (the “Good Faith Payment”) shall be non-refundable to the Buyer except as otherwise provided in this Agreement.

(ii)Upon the expiration of the Due Diligence Period, the Earnest Money shall be non-refundable to Buyer except as otherwise provided in this Agreement.

(iii)At the Closing, Buyer and Seller shall cause their respective representatives to direct the transfer of the Earnest Money to the Closing escrow, such amount to be applied in partial satisfaction of the obligation of Buyer with respect to the Purchase Price.

(iv)If Buyer fails to deliver any portion of the Earnest Money to Escrow Agent within the time period specified above, Seller shall have the right to terminate this Agreement and upon such termination, Buyer and Seller shall have no further rights or obligations hereunder, except those which expressly survive termination of this Agreement.

b.Default.

(i) In the event that Seller shall default in its obligations under this Agreement, Buyer shall provide Seller with a 2-business day notice of such alleged default which shall allow Seller an opportunity to cure the default.  If Seller fails to cure such default within such 2-business day period, then Buyer shall be entitled, as its sole remedy, either (A) to receive the Earnest Money (inclusive of the Good Faith Payment) which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (B) to enforce specific performance of Seller’s obligation to convey the Property to Buyer in accordance with this Agreement.  Buyer expressly waives its rights to seek damages in the event of Seller’s default hereunder, except in the event that Seller takes affirmative action to deprive the Buyer of the remedy of specific performance provided that such waiver does not affect Buyer’s rights under Section 4.4 below and that Buyer’s right to damages shall not exceed Five Hundred Thousand and no/100 Dollars

($500,000.00).  Buyer shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money (including the Good Faith Payment) if Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred.

(ii) In the event Buyer shall default in its obligations under this Agreement, Seller shall provide Buyer with a 2-business day notice of such alleged default which shall allow Buyer an opportunity to cure the default.  If Buyer fails to cure such default within such 2-business day period, then the Earnest Money shall be paid to Seller as liquidated damages, it being understood that Seller's actual damages in the event of such default are difficult to ascertain and that such proceeds represent the parties' best current estimate of such damage and this Agreement shall terminate.  Seller expressly waives its right to seek damages in the event of a Buyer’s default hereunder or to pursue any other remedies against Buyer.

ARTICLE 4
Representations and Warranties

4.1Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as follows:

a.Organization and Authority of Seller.  Seller is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  This Agreement has been duly authorized by all requisite action on the part of Seller and represents the valid and binding obligation of Seller enforceable against Seller in accordance with its terms.  Seller has full right, power and authority to sell and transfer its interest in the Property as herein contemplated without the consent or approval of any third party.

b.No Resulting Breach.  Neither the execution and delivery of this Agreement by Seller, nor the performance of Seller’s obligations hereunder, will result in a breach, violation or default by Seller of any provision of its organizational documents or any other document to which it is bound or to which its assets are subject.

c.Property Contracts.  Exhibit D hereto contains a complete list of all Property Contracts to which Seller is a party (if any).  Except for the contract with Comcast, all Property Contracts are terminable by Seller upon the sale of the Property or upon not more than thirty (30) days’ notice.  Prior to the expiration of the Due Diligence Period, Buyer shall advise Seller which of the Property Contracts Seller must terminate (at Seller’s sole cost and expense) at Closing and which Property Contracts Buyer elects to assume pursuant to the Assignment and Assumption (defined below), except that Buyer agrees that it will assume the contract with Comcast at Closing.

d.Leases. The list of existing Leases set forth on the rent roll attached as Exhibit B hereto is true and accurate in all material respects.  Seller has not given to any Tenant nor received from any Tenant a written notice of default that remains uncured.  No rental or monetary concessions have been granted to Tenants not set forth in the rent roll.  Seller has not accepted any prepayment of rent under the Leases (except for rental for the current month and payments that are required to be made in advance pursuant to the terms of the Leases).  To Seller’s knowledge, the copies of the Leases previously delivered or made available to Buyer on behalf of Seller are true, correct and complete in all material respects, including all material amendments thereto.

e.Security Deposits.  The rent roll attached as Exhibit B hereto contains a true, correct and complete list of all security deposits currently held by Seller pursuant to the Leases. Seller has not applied any of the security deposits to the obligations of any Tenants under the Leases.

f.Seller Deliverables.  To Seller’s knowledge, the documents listed on Exhibit E attached hereto and delivered from Seller to Buyer hereunder are true, correct and complete.

g.Compliance with Laws.  To Seller’s knowledge, all material licenses required to own and operate the Property as a rental apartment project have been issued.  Seller has not received any written notice from any governmental authority alleging a violation of any laws or ordinances applicable to the Property and, to Seller’s knowledge, no such violations exist.  To Seller’s knowledge there are no outstanding unpaid special assessments against the Property.

h.Pending Proceedings.  To the Seller’s knowledge, as of the Effective Date, there are no actions, suits or proceedings currently pending or threatened in writing against Seller or the Property, which, if determined adversely to Seller, would have a material adverse effect on the Property or Seller’s ability to perform its obligations under this Agreement.

i.No Condemnation.  Seller has not received any written notice of, and to Seller’s knowledge, there are no existing or pending condemnation proceedings or deeds in lieu of condemnation affecting the Property.

j.Environmental.  Seller has not received any written notice from any governmental authority asserting any uncured violation of Environmental Laws related to the Premises.  The term “Environmental Laws” means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement, together with their implementing regulations as of the date of this Agreement applicable to the Premises, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above, or that purport to regulate hazardous or toxic substances and materials.  Seller has provided to Buyer true, correct and complete copies of all environmental reports in Seller’s possession or reasonable control with respect to the Property, as set forth as Exhibit E attached hereto and, other than as set forth in such reports, Seller has no knowledge of any environmental concerns at the Premises.

k.Ground Lease.  The Ground Lease is in full force and effect. Seller has not received any written notice of default under the Ground Lease and to Seller’s knowledge, Seller is not in default of the Ground Lease.

l.Foreign Person Affidavit.  Seller is not a foreign person for purposes of said IRC Code Section 1445.

m.OFAC.  Seller, and all direct beneficial owners of Seller, are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such persons or entities, including, without limitation, the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Asset Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”).

n.Terrorism. Neither Seller, nor any direct beneficial owner of Seller: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”); (b) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

4.2Representations and Warranties of Buyer.  Buyer hereby represents and warrants to Seller as follows:

a.Organization and Authority.  Buyer is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  This Agreement has been duly authorized by all requisite action on the part of Buyer and represents the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.  Buyer has full right, power and authority to purchase the Property as herein contemplated without the consent or approval of any third party.

b.No Resulting Breach.  Neither the execution and delivery of this Agreement by Buyer, nor the performance of Buyer’s obligations hereunder, will result in a breach, violation or default by Buyer of any provision of its organizational documents or any other document to which it is bound or to which its assets are subject.

c.OFAC.  Buyer, and all beneficial owners of Buyer, are in compliance with all laws, statutes, rules and regulations of any federal, state or local governmental authority in the United States of America applicable to such persons or entities, including, without limitation, the “Order” and other similar requirements contained in the rules and regulations of OFAC and in any enabling legislation or other Orders.

d.Terrorism.  Neither Buyer, nor any beneficial owner of Buyer: (a) is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Orders and/or on any other List of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders; (b) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or (c) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

4.3Disclaimers.

a.No Reliance on Documents.  Except as may be expressly provided herein or in any of the Seller Closing Deliveries, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller, or Seller’s agents, if applicable, to Buyer in connection with the transaction contemplated hereby.  Buyer acknowledges and agrees that all materials, data and information delivered by Seller to Buyer in connection with the transaction contemplated hereby are provided to Buyer as a convenience only and that any reliance on or use of such materials, data or information by Buyer shall be at the sole risk of Buyer, except as otherwise expressly stated herein.  Without limiting the generality of the foregoing provisions, Buyer acknowledges and agrees that (i) any environmental or physical, or geotechnical report or other report with respect to the Property which is delivered by Seller to Buyer shall be for general informational purposes only, (ii) Buyer shall not have any right to rely on any such report delivered by Seller to Buyer, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Buyer with respect thereto, and (iii) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Buyer shall have any liability to Buyer for any inaccuracy in or omission from any such report.

b.Disclaimers.  EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENT OR INSTRUMENT DELIVERED PURSUANT TO SECTION 5.4, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S LIMITED WARRANTY OF TITLE TO BE SET FORTH IN THE SPECIAL WARRANTY DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO BUYER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY.  BUYER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO BUYER AND BUYER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”,

EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT.  BUYER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT.  BUYER REPRESENTS TO SELLER THAT BUYER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS BUYER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND BUYER WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT.  UPON CLOSING, BUYER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATIONS, AND BUYER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OWNERS, MEMBERS, MANAGERS, PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND ANY OF SELLER’S OWNERS, MEMBERS, MANAGERS, PARTNERS, OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY.

c.Seller’s Knowledge.  As used herein, the phrases “to Seller’s Knowledge” or words of similar import (i) shall mean the actual knowledge of Tanisha Ruffins, Property Manager, and not the knowledge of any other person, (ii) shall mean the actual knowledge of such individual, without any investigation or inquiry of any kind, and (iii) shall not mean such individual is charged with knowledge of the acts, omissions and/or knowledge of Seller’s agents or employees.

4.4Survival of Warranties.  All representations and warranties contained herein (as the same may need to be modified on or before the Closing Date to reflect current information), and all representations and warranties contained in any Closing Document, shall survive the Closing hereunder until December 31, 2019 (the “Survival Period”) and shall not be deemed to have been waived at the Closing, or merged into any of the documents of conveyance or transfer to be delivered by Seller at the Closing; provided, however, no person, firm or entity shall have any liability or obligation with respect to any representation or warranty herein contained unless on or prior to the expiration of the Survival Period, the party seeking to assert liability under any such representation or warranty shall have notified the other party hereto in writing setting forth specifically the representation or warranty allegedly breached, and a description of the alleged breach in reasonable detail.  All liability or obligation of either party hereto under any representation or warranty shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated above on or prior to the expiration of the Survival Period.  Additionally, no claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Buyer prior to Closing, and (b) unless written notice containing a description of the specific nature of such breach shall have been given by Buyer to Seller prior to the expiration of the Survival Period and an action shall have been commenced by Buyer against Seller within thirty (30) days after the expiration of the Survival Period.  Buyer agrees to first seek recovery under any insurance policies, Property Contracts and the Leases prior to seeking recovery from Seller, and Seller shall not be liable to Buyer if Buyer’s claim is satisfied from such insurance policies, Property Contracts or the Leases.  As used herein, the term “Cap” shall mean the total aggregate amount of Six Hundred Fifty Thousand Dollars ($650,000.00).  In no event shall Seller’s aggregate liability to Buyer for any claim in connection with this Agreement or the Property, including without limitation any claim for breach of any representation or warranty of Seller in this Agreement or any documents delivered by Seller at Closing (except for the title warranties contained in the Deed delivered at Closing), exceed the amount of the Cap.

ARTICLE 5
Closing Matters

5.1Time and Place for Closing.  Subject to the satisfaction of each of the conditions precedent herein set forth, the Closing shall take place on a date mutually selected by Buyer and Seller which shall be on or before March 29, 2019, at the offices of the Title Company, by means of a so-called New York style closing.  The date on which the transactions herein contemplated shall be consummated is herein referred to as the “Closing Date” and the transactions occurring at that time are herein referred to as “Closing.”  No party shall be obligated to agree to any date or time for Closing except the date and time herein set forth except at its sole and absolute discretion.

5.2Title Commitment and Title Policy; Survey.

a.Title Commitment.  Buyer shall, within ten (10) days after the Effective Date, obtain a current commitment for an ALTA Owner’s Title Insurance Policy (the “Title Commitment”) from the Title Company relating to the Property in an amount equal to the Purchase

Price for the Property.  Buyer shall have the right to have a survey (the “Updated Survey”) of the Property prepared at the sole cost and expense of Buyer and Buyer shall order such Updated Survey within five (5) days after the Effective Date.  Buyer shall have until five (5) business days after receipt of the Title Commitment and Updated Survey, if applicable (the “Title Review Period”) to give Seller a detailed notice objecting to any exception or condition contained in the Title Commitment or the Updated Survey.  If Buyer does not give notice of any objections to Seller within the Title Review Period, Buyer shall be deemed to have approved the title as shown in the Title Commitment, the title exceptions, and all matters shown on the existing survey or the Updated Survey, if any, except for Required Cure Items (defined below) and any such exceptions or matters shall become “Permitted Exceptions”.  If Buyer provides timely objections, Seller shall have five (5) business days after receipt of Buyer’s notice (the “Title Cure Period”) in which to elect, by written notice to Buyer (“Seller’s Title Notice”), either (A) to cure Buyer’s objections, or (B) not to cure Buyer’s objections; provided, however, notwithstanding the foregoing, Seller shall have no obligation whatsoever to cure or attempt to cure any of Buyer’s objections.  Notwithstanding the preceding sentence, Seller shall be obligated, at Closing, to cause Title Company to remove deeds of trust, mortgages, security deeds or other monetary liens encumbering the Property, including, without limitation, the currently existing mortgage in favor of Lender (the “Required Cure Items”).  In the event that Seller fails to provide such written notice of its election to proceed under either clause (A) or (B) above, Seller shall be deemed to have elected clause (B) above.  If Buyer provides timely objections and all of Buyer’s objections are not cured (or agreed to be cured by Seller prior to Closing) within the Title Cure Period for any reason, then, within five (5) days after receipt or deemed receipt of Seller’s Title Notice, Buyer shall, as its sole and exclusive remedy, waiving all other remedies, either: (x) terminate this Agreement by giving a termination notice to Seller, at which time Title Company shall return the Earnest Money to Buyer (less the Good Faith Payment which shall be delivered to Seller) and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (y) waive the uncured objections by proceeding to Closing and thereby be deemed to have approved the Buyer’s title as shown in the Title Commitment, the title exception documents, the existing survey or the Updated Survey, if any, and any such uncured objections shall become “Permitted Exceptions”.  If Seller does not timely receive notice of Buyer’s election to terminate under this Section, Buyer will be deemed to have waived the uncured objections and such uncured objections, except for Required Cure Items, shall become “Permitted Exceptions”.

b.Title Policies.  At the Closing and as a condition precedent to the obligations of Buyer hereunder, the Title Company shall deliver to Buyer, at Buyer’s sole cost and expense, title insurance policy or proforma policy issued by the Title Company in the collective amount of the Purchase Price and otherwise in accordance with the Title Company’s commitment therefor as set forth above, subject only to the Permitted Exceptions, showing fee simple title to the Real Property as vested in Buyer (the “Title Policy”).  Buyer may request the issuance at the Closing of such endorsements to such title insurance policy as it deems appropriate; provided, however, that issuance of such endorsements shall not be a condition precedent to Buyer’s obligations hereunder and Seller shall not incur any costs or expenses in connection with the issuance of such endorsements.

c.Closing Costs.  All costs of preparation, issuance and delivery of the title commitment and the Title Policy and any endorsements (to the extent available) required to be delivered hereunder shall be paid by Buyer.  The cost of any documentary transfer taxes (however characterized) (“Transfer Taxes”) shall be split evenly between Seller and Buyer.  The cost of recording and registering the Deed shall be split evenly between Buyer and Seller, and Seller shall pay the cost of recording any instruments required to remove title exceptions which are not Permitted Exceptions and which Seller has agreed to remove pursuant to Section 5.2. Buyer shall be responsible for payment of any survey costs and expenses incurred by Buyer in connection with its due diligence investigations of the Property.  Seller and Buyer shall pay equal shares of the fee charged by the Title Company for conducting the escrow closing. The parties shall split the costs of Escrow Agent.  Each of Seller and Buyer shall pay the legal fees of their respective counsel.

5.3Intentionally omitted.

5.4Seller’s Closing Deliveries.  At or prior to the Closing, Seller shall execute and deliver, or cause to be executed or delivered, to or at the direction of Buyer, the following (herein referred to collectively as the “Seller Closing Deliveries”):

a.A special warranty deed (“Deed”) for the Property, in the form attached as Exhibit F or in such form as is acceptable to the Title Company, attached hereto and made a part hereof, transferring and conveying fee simple title to the Real from Seller to Buyer or Buyer’s designee subject only to the Permitted Exceptions.  At Buyer’s request, Seller shall issue two (2) Deeds, conveying to Buyer’s assignees or designees, as tenants-in-common, the Property, in such percentages as Buyer shall request.

b.Seller’s counterpart to an assignment and assumption of all of Seller’s right, title and interest in and to the Ground Lease, as required pursuant to Article VI of the Ground Lease, in the form attached hereto as Exhibit I (the “Ground Lease Assignment and Assumption”).

c.Seller’s counterpart to an assignment and assumption of personal property, Property Contracts which Buyer has elected to assume in accordance with the terms hereof, Warranties, Leases, Property Materials and other intangible rights, in the form attached as Exhibit G, attached hereto and made a part hereof (the “Assignment and Assumption”).

d.Original copies, executed by or on behalf of Seller, of any required real estate transfer tax declarations.

e.An affidavit stating Seller’s U.S. taxpayer identification number and that Seller is a “United States person,” as defined by Internal Revenue Code Section 1445(f)(3) and Section 7701(b).

f.Such instruments, documents or certificates, executed by or on behalf of Seller, as may be required by the Title Company as a condition to the issuance of its title insurance policy as herein contemplated, which documents may, if required by the Title Company, include a customary owner’s affidavit and a so-called gap undertaking required in order to effect a New York-style closing, but in no event shall Seller be obligated to deliver any instrument, document or certificate to the Title Company or to any other person if the effect thereof is to cause Seller to assume or be subject to any liability or obligation to which it is not otherwise subject under the provisions of this Agreement.

g.Written notices to each party to the Leases on a form reasonably requested by Buyer. advising the Tenants of the change of ownership of the Property, and directing all payments and future inquiries be made directly to Buyer in accordance with the terms of such notice.

h.All keys, codes and other security devices for the Property.

i.Originals, or if unavailable, copies of all Leases and related files, and, to the extent in Seller’s possession or in the possession of Seller’s property manager, permits, licenses and other agreements and approvals relating to the maintenance and operation of the Property and any plans, specifications or construction drawing of the Property.

j.Copies of all books and records reasonably required for the orderly transition of operation of the Property including computer files.

k.Evidence of termination of the existing property management agreement.

l.An updated rent roll and a delinquency report which shall be certified as true, correct and complete by Seller.

m.Seller’s counterpart to the Closing Statement (defined below).

n.If required by the Title Company, evidence of limited liability company authority and good standing and an incumbency certificate to evidence the capacity of the signatory for Seller.

o.An estoppel certificate from the landlord under the Ground Lease confirming that the Ground Lease is in full force and effect, that Seller is not in default thereunder and that the landlord thereunder consents to the assignment of Seller’s rights under the Ground Lease to Buyer.

p.A written statement from the owner of the parcel upon which the stormwater management facilities are located, confirming that Seller is current on all financial obligations with respect to its proportionate share of the costs of maintaining such facilities.

q.Such other documents, instruments or agreements which Seller is required to deliver to Buyer pursuant to the provisions of this Agreement, including, without limitation, such documentation to assist Buyer in completing a Like Kind Exchange transaction in accordance with Section 8.4(c) below.

5.5Buyer’s Closing Deliveries.  At or prior to the Closing, Buyer shall deliver, or cause to be delivered, to Seller, the following (herein referred to collectively as the “Buyer Closing Deliveries”):

a.The Purchase Price.

b.Buyer’s counterpart to the Ground Lease Assignment and Assumption.

c.Buyer’s counterpart to the Assignment and Assumption.

d.Buyer’s counterpart to the Closing Statement.

e.Original copies, executed by Buyer, of any required real estate transfer tax declarations.

f.If required by the Title Company, evidence of limited liability company authority and good standing and an incumbency certificate to evidence the capacity of the signatory for Buyer.

g.Such other documents, instruments or agreements which may be required by the Title Company as a condition to the issuance of its title insurance policies as herein contemplated, provided that Buyer shall not, in connection with the execution and delivery of any such other documents, instruments or agreements be obligated to incur any liabilities or obligations in addition to those otherwise herein in this Agreement contemplated.

h.Such other documents, instruments or agreements which Buyer may be required to deliver to Seller pursuant to the provisions of this Agreement

5.6Possession.  Seller shall deliver possession of the Property, subject only to the rights of Tenants under the Leases and the Permitted Exceptions, to Buyer or Buyer’s designee at the Closing.

ARTICLE 6
Adjustments and Prorations - Closing Statement

6.1Adjustments and Prorations.  Subject to the other provisions of this Article, the following matters and items shall be prorated and apportioned between the parties hereto, or, where applicable, credited in total to a particular party, as of the Cut Off Time, with Seller being responsible for all costs and expenses prior to the Cut Off Time and Buyer being responsible for all costs and expenses for the Property from and after the Cut Off Time, with net credits, whether in favor of Buyer or Seller, to be settled in cash at the Closing:

a.Rent.  Rents that have been collected for the month of the Closing will be prorated at the Closing, effective as of the date of the Closing.  At Closing, Seller shall furnish to Buyer a schedule of all rents which are then due and payable but which have not been collected.  With regard to rents that are uncollected as of the Closing Date, (i) no proration will be made at the Closing, (ii) Buyer will make a reasonable effort after the Closing to collect the rents in the usual course of Buyer’s operation of the Property, but shall not be obligated to incur any extraordinary cost or expense in connection therewith, and (iii) Buyer will apply all rents collected (A) first to the then-current month’s rental obligation due from such Tenant, (B) then second towards delinquent rents owed to Buyer with respect to the period from and after the Closing Date, and (C) then third towards any delinquent amounts owed to Seller relating to the period prior to the Closing Date.  It is further agreed, however, that Buyer will not be obligated to institute any lawsuit or other collection procedures to collect uncollected rents and Seller shall be entitled to sue the Tenant to collect same (provided that Seller shall not seek termination of such Tenant’s Lease).  Rents collected by Buyer after the Closing Date, to which Seller is entitled, shall be promptly paid to Seller.

b.Tenant Security Deposits.  Seller shall deliver or cause its property manager to deliver to Buyer (or give Buyer a credit for), without additional consideration, all security deposits then held by or on behalf of Seller under the Leases together with accrued interest as required by law or pursuant to the terms of the Leases.

c.Real Estate Taxes.  General real estate taxes, special assessments and personal property taxes relating to the Property (including the personal property) (a) for each day in 2018 and all tax years prior to the Date of Closing shall be fully paid or credited to the Buyer at Closing (in accordance with the terms hereof), and (b) accrued and payable for each day in 2018 shall be prorated with respect to the Property with Seller responsible for payment of such taxes through the Cut-Off Time and Buyer shall pay the taxes related to the period for which a credit is provided at Closing.  If tax bills for the calendar year 2018 are not available as to the taxes that are to be prorated, then such taxes to be prorated between Seller and Buyer shall be prorated based on 100% of the most recent tax bills and, such proration shall be final and shall not be reprorated upon the availability of actual bills for the applicable period.

d.Operating Expenses. (i) Seller shall use reasonable efforts to obtain readings of the water and electric meters on the Property to a date no sooner than ten (10) days prior to the Closing Date.  At or prior to Closing, Seller shall pay all charges based upon such meter readings and such charges accruing through the Closing Date.  However, if after reasonable efforts Seller is unable to obtain readings of any meters prior to Closing, Closing shall be completed without such readings and upon the obtaining thereof after Closing, Seller shall pay the charges incurred prior to Closing as reasonably determined by Seller and Buyer based upon the post-Closing readings.  The provisions of this subparagraph shall survive Closing and delivery of the Deed.  All other utility and operating expenses (other than with respect to property management fees and Property Contracts to be terminated prior to Closing), if any, shall be prorated between Seller and Buyer as of the Closing based on estimates of the amounts that will be due and payable on the next payment date, unless final readings or invoices are available as of Closing.  Any and all deposits, if any, held by utility companies or with other providers of services to the Property shall remain the property of Seller and be returned to Seller by such companies and providers except to the extent that Buyer elects to credit to Seller the amount of any such deposits.

(ii)In furtherance and not in limitation of the foregoing, during the Due Diligence Period Seller shall contact the City of Frederick Water Department (the “City”)  to request that they conduct an audit of metering and water usage at the Property.  It is Seller’s intent that prior to the expiration of the Due Diligence Period, Seller can report to Buyer the findings of the City investigation.  If the City finds that the in-place metering system is accurately measuring water usage, Seller will obtain written confirmation of such finding.   If the City investigation determines the metering system is inaccurately measuring usage, Seller shall work diligently with the City to perform remedial efforts to correct deficiencies.  If the City identifies unpaid balances as a result of the audit, Seller will work diligently with the City to pay all discrepancies such that there is no balance due to the City for the period prior to Closing. Delays in the City investigation will not impact the Closing Date set forth in this Agreement.  In the event that Seller has not reached full and final resolution with the City prior to Closing, Seller shall (x) indemnify the Buyer and the Title Company against any liens in favor of the City with respect to the metering and water usage so that Buyer’s title insurance policy can be issued without exception for such matters and (y) escrow with the Title Company at Closing the sum of Two Hundred Fifty Thousand Dollars ($250,000) to be held by the Title Company until the full and final resolution with the City, but in no event more than twelve (12) months after the Closing Date.  Seller’s liability for pre-Closing water usage at the Property shall survive Closing and delivery of the Deed and shall not be subject to the Cap on Seller’s liability under paragraph 4.4 above.

e.Buyer shall pay all unpaid installments becoming due on or after the Closing Date in respect of assessments against the Property or any part thereof for improvements or other work (including any fines, interest or penalties thereon due to the non-payment thereof) relating to any period after the Closing Date, and shall indemnify, defend and save Seller harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom.  Seller shall pay all unpaid installments becoming due on or before the Closing Date in respect of assessments against the Property or any part thereof for improvements or other work (including any fines, interest or penalties thereon due to the non-payment thereof) relating to any period through the Closing Date, and shall indemnify, defend and save Buyer harmless from any claims therefor or any liability, loss, cost or expenses arising therefrom.  The provisions of this paragraph (e) shall survive Closing and delivery of the Deed.

f.If, after Closing, there is an error on the Closing Statement or, if after the actual figures are available as to any items that were estimated on the Closing Statement, it is determined that any actual proration or apportionment varies from the amount thereof reflected on the Closing Statement, the proration or apportionment shall be adjusted based on the actual figures as soon as feasible but not later than three (3) months after the Closing Date.  Either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party within thirty (30) days of such reconciliation.  The provisions of this clause (vii) of this subparagraph (a) shall survive Closing and delivery of the Deed for a period of six (6) months.

6.2Closing Statement.  At Closing, Buyer and Seller will jointly prepare a “Closing Statement,” which shall show the net amount due to Seller or to Buyer as a result of the adjustments and prorations herein required.  Except as herein set forth, the Closing Statement as agreed to between Buyer and Seller shall be final, binding and conclusive, absent fraud.

ARTICLE 7
Conditions Precedent to Closing

7.1Conditions Precedent to Buyer’s Obligations.  Satisfaction or waiver by Buyer on or prior to the Closing Date of each of the following shall be a condition precedent to obligations of Buyer to close upon the purchase the Property:

a.Seller shall have completed all of the Seller Closing Deliveries required to be made by Seller under the provisions of Section 5.4.

b.The representations and warranties of Seller contained in Section 4.1 and elsewhere in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

c.Seller shall not be in default under this Agreement.

In the event Seller fails to satisfy any or all of the Conditions Precedent set forth in this Section 7.1 on or prior to the Closing Date, Buyer shall have the right to terminate this Agreement and obtain a full refund of the Earnest Money (including the Good Faith Payment) and the parties hereto shall have no further rights or obligations accruing hereunder from and after the effective date of said termination except for any obligations or indemnification and repairs provisions which specifically survive the any termination of this Agreement.

7.2Due Diligence Period.

a.   Inspection.  During the period commencing on the Effective Date and expiring at 5:00 pm central time on February 25, 2019 (the “Due Diligence Period”), Buyer from time to time may (i) examine, at the Property or at a mutually agreed upon location or locations designated by Seller and Buyer, all books and other records of Seller relating to the Property in Seller’s control or possession (but excluding internal correspondence, memoranda, documents, analyses, reports, appraisals, projections or similar items), (ii) interview any persons involved in the operation of the Property, (iii) contact any governmental official or representative with respect to the environmental condition of the Property or any hazardous substances thereon (provided that Buyer shall not disclose to any such official or representative the existence of any hazardous substances found by Buyer in the course of its investigations of the Property unless required by law and then only after written notice of its intent to do so to Seller), and (iv) cause one or more engineers, contractors, architects and/or other representatives of its choice, at Buyer’s expense, to inspect the Property and perform tests thereon, including without limitation soil and environmental tests and inspections of the physical condition of the roof, walls, foundation and other structural features and mechanical systems of the Improvements; provided, however, that (I) Buyer shall provide Seller with not less than 48 hours prior written notice of any such interview, examination, inspection or test (and the times thereof shall be reasonably approved in advance by Seller) and shall receive Seller’s written approval prior to conducting any invasive type of inspection, (II) Buyer or its representatives shall be accompanied by a representative of Seller during any invasive inspection or test, and (III) Buyer shall have provided Seller with evidence satisfactory to Seller that Seller, and Seller’s property manager, have been named as additional insureds on Buyer’s commercial general liability insurance policy (with an insurance company reasonably acceptable to Seller) with a single limit not lower than $2,000,000 for wrongful death or injury to any person or persons and not lower than $2,000,000 for property damage, with respect to the inspection activities at the Property.  In conducting any inspection, Buyer agrees not to disturb the Tenants and to use due care and prudence in performing such inspections.  Buyer agrees to supply Seller with copies of any study, report or document created by any third party in connection with Buyer’s investigations and tests of the Property promptly upon Seller’s request therefor.  Buyer shall promptly repair any damage resulting from any such test or inspection and Buyer shall indemnify, defend and hold Tenants, Seller, Seller’s property manager and their affiliates harmless from and against all loss, cost, claims, damage and liability (including reasonable costs of defense) which may be asserted or recovered against Tenant, Seller, Seller’s property manager or their affiliates arising by reason of any such test or inspection or out of the performance of Buyer’s investigations at the Property.  Notwithstanding anything set forth in this Agreement to the contrary, Buyer’s repair and indemnity obligations set forth in this Section 7.2(a) shall survive any termination of this Agreement. Seller agrees to deliver to Buyer within five (5) days of the Effective Date the Seller Deliverables documents identified on Exhibit E to the extent same are in Seller’s possession.

b.   Delivery of Documents. In the event that Buyer provides Seller with written notice on or before the expiration of the Due Diligence Period that Buyer has elected to terminate this Agreement, this Agreement shall terminate, the Earnest Money (less the Good Faith Payment which shall be delivered to Seller) shall be returned to Buyer, Buyer shall return to Seller all documents provided by Seller with respect to the Property, and no party hereto shall have any further liability to the others hereunder, other than Buyer’s repair and indemnity obligations set forth in Section 7.2(a) and Buyer’s document return obligations set forth in this Section 7.2(b).  Buyer hereby acknowledges that, in the event Buyer does not terminate this Agreement in accordance with the provisions of this Section 7.2(b), Buyer shall be deemed to have had full opportunity to investigate the Property, shall be deemed to have been satisfied with the condition thereof in all particulars, and shall have no further right to terminate this Agreement.  Notwithstanding anything set forth in this Agreement to the contrary, Buyer’s obligation to return documents shall survive any termination of this Agreement.

7.3Conditions Precedent to Seller’s Obligations.  In addition to any other conditions herein contained for the benefit of Seller, satisfaction or waiver by Seller on or prior to the Closing Date of each of the following shall be a condition precedent to the obligations of Seller to sell the Property to Buyer:

a.Buyer shall have paid, at the Closing, the required amount of the Purchase Price, plus or minus any net prorations or adjustments.

b.Buyer shall have completed all of the other deliveries required to be delivered by Buyer under Section 5.5 and elsewhere in this Agreement provided, in accordance with the provisions of this Agreement.

c.The representations and warranties of Buyer contained in Section 4.2 and elsewhere in this Agreement shall be true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date.

d.Buyer shall not be in default under this Agreement.

7.4Waiver.  Each of the parties hereto shall have the right in its sole and absolute discretion, but under no circumstances shall be obligated, to waive or defer compliance by the other party with any of the above conditions precedent to their respective obligations hereunder; provided, however, except as set forth in the last two sentences of this Section 7.4, no waiver shall be effective unless set forth in a written instrument, executed by the waiving party and delivered to the other party.  Except as set forth in the last two sentences of this Section 7.4, no act or circumstance, other than the delivery of a written waiver as contemplated by the preceding sentence shall be deemed to constitute a waiver of any condition herein set forth.  No waiver given on one occasion shall obligate the waiving party to grant similar waivers or deferrals in any other circumstance or on any other occasion.  If any condition to Buyer’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, Buyer may nevertheless proceed to Close, notwithstanding the non-satisfaction of such condition, in which event Buyer shall be conclusively deemed to have waived any such condition.  If any condition to Seller’s obligation to proceed with the Closing hereunder has not been satisfied as of the Closing Date or other applicable date, Seller may nevertheless elect to proceed to Close, notwithstanding the non-satisfaction of such condition, in which event Seller shall be conclusively deemed to have waived any such condition.

ARTICLE 8
Further Covenants and Agreements

8.1Seller’s Covenants Pending Closing.  Seller hereby covenants and agrees that, from and after the date hereof and to and including the Closing Date (or the date this Agreement is terminated), it will perform and comply with each of the following covenants and agreements:

a.Notices Received by Seller.  Seller shall promptly deliver to Buyer copies of any written notices received by Seller from any governmental agency alleging any violation of any applicable law or ordinance with respect to the Property. Seller shall promptly deliver to Buyer copies of any notice of default on the part of Seller received pursuant to the Leases.  Seller shall, at its sole cost and expense, make any corrections or cure any defaults set forth in such notices prior to the Closing Date.

b.Encumbrances.  Seller will not, without Buyer’s prior written consent (which consent may be granted or withheld in Buyer’s sole discretion), create any encumbrances on the Property which will not be released, terminated or satisfied at or prior to Closing.  For the purposes of this subsection, the term “encumbrance” shall mean any liens, security interests, claims, options, mortgages, encroachments, easements, covenants, conditions or restrictions.

c.Maintenance.  Subject to the damage caused by casualty or condemnation, until Closing, Seller shall maintain the Property in its condition existing on the Effective Date, normal wear and tear excepted.

d.Existing Leases.  Seller shall not accept any prepayment of rent under the Leases (except for rental for the current month and payments that are required to be made in advance pursuant to the terms of the Leases).  Seller shall not terminate any Leases by agreement with a Tenant (except as permitted by the terms of the Leases or by reason of a default by a Tenant.

e.New Leasing. Seller shall be permitted to enter into new Leases with new tenants, to modify or amend existing leases, and to continue pre-leasing activity in the normal course of its business.

8.2Condemnation.  In the event Seller receives notice of the actual or threatened taking of all or any of the Property by exercise of the right of eminent domain, Seller will give Buyer immediate notice (a “Condemnation Notice”) of such event.  If, prior to the Closing Date, the Property shall be taken or threatened in writing to be taken by exercise of the right of eminent domain, or there shall be taken or threatened in writing to be taken such a material part thereof that, as reasonably determined by Buyer, the taking materially interferes or would materially interfere with the economic operation or use of the Property, then Buyer may elect to terminate its obligations under this Agreement by written notice to such effect given to Seller within ten (10) days after receipt by Buyer of the Condemnation Notice, in which event the Earnest Money (including the Good Faith Payment) shall be returned to Buyer and no party shall have any further obligation and liability to the other parties hereunder.  If, Buyer does not so elect to terminate its obligations hereunder, then the Closing of the sale hereby contemplated shall take place as herein provided without any abatement of the Purchase Price, and at the Closing Seller shall assign to the Buyer, by written instrument, all of Seller’s right, title and interest in and to any condemnation award (but not any portion of an award to which Tenant may be entitled) which may be payable to Seller on account of such condemnation.  If, prior to the Closing Date, one or more portions of the Real Property shall be taken by exercise of right of eminent domain in a manner which does not, as reasonably determined by Buyer, materially interfere with the economic operation or use of the affected Property, then Buyer shall not have the right to terminate its obligations hereunder by reason thereof and at the Closing, Seller shall assign to the Buyer, by written instrument, all of Seller’s right, title and interest in and to any condemnation awards which may be payable to Seller (but expressly excluding any amount to which tenant may be entitled) on account of such condemnation.  For purposes hereof, the term “taking” shall include any temporary as well as permanent takings.

8.3Casualty.  Seller assumes all risks and liability for damage to or injury occurring to the Property by fire, storm, accident, or any other casualty or cause until the Closing has been consummated.  If the Property, or any part thereof, suffers any damage equal to or in excess of One Million and no/100 Dollars ($1,000,000) prior to the Closing from fire or other casualty, Seller shall promptly provide Buyer with written notice thereof and Buyer may either at or prior to Closing (a) terminate this Agreement by notice to Seller and Escrow Agent, in which event the Earnest Money (including the Good Faith Payment) shall be promptly refunded to Buyer, and neither party shall have any further right or obligation hereunder, other than any obligations expressly surviving the termination hereof, or (b) consummate the Closing, in which latter event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage, and including any and all rent loss insurance proceeds relating to the period from and after the Closing Date, shall be assigned to Buyer at the Closing and Buyer shall receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured loss.  If the Property, or any part thereof, suffers any damage equal to less than One Million and no/100 Dollars ($1,000,000) prior to the Closing, Buyer agrees that it will consummate the Closing and accept the assignment of the proceeds of any insurance covering such damage, including any and all rent loss insurance proceeds relating to the period from and after the Closing Date (plus receive a credit against the Purchase Price in an amount equal to the sum of (i) Seller’s deductible under its insurance policy and (ii) the amount of any uninsured loss) and there shall be no other reduction in the Purchase Price.

8.4Miscellaneous Covenants of the Parties.  In addition to each of the terms, covenants and conditions herein set forth, the parties hereto do hereby agree as follows:

a.Expenses.  Each party shall be responsible for the fees and expenses of their respective counsel and their other out-of-pocket costs and expenses, provision for which is not otherwise herein made.

b.Brokerage.  Seller and Buyer each hereby represent and warrant to the other that it has not dealt with any broker or finder in connection with the transactions contemplated hereby other than CBRE (the “Broker”), and each of Seller and Buyer hereby agrees to indemnify, defend and hold the other harmless of and from any and all manner of claims, liabilities, loss, damage, attorneys’ fees and expenses incurred by either party and arising out of, or resulting from, any claim by any broker or finder in contravention of its representation and warranty herein contained.  Seller shall be solely responsible for the payment of any commission or fees to the Broker, only in the event the transaction described by this Agreement actually closes, with Broker having full responsibility for payments due to any cooperating broker through the Closing escrow. Seller shall request a lien waiver from Broker prior to Closing. Notwithstanding anything set forth in this Agreement to the contrary, the indemnity obligations set forth in this Section 8.4(b) shall survive any termination of this Agreement and Closing.

c.Like-Kind Exchange.  Buyer has notified Seller that Buyer intends to acquire the Property in a like-kind exchange” transaction within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended.  Upon the request of either party, the other party shall reasonably cooperate, at the sole cost and expense of the requesting party, in facilitating a

“like-kind exchange” of the Property (including the interests held by the investor(s) in Seller) within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder (the “Code”), provided that the non-requesting party shall not be obligated to incur any liability or expense whatsoever in connection therewith unless the requesting party agrees to reimburse the non-requesting party therefor.

ARTICLE 9
Miscellaneous

9.1Notices.  Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals and other communications required or permitted to be given hereunder, or which are to be given with respect to this Agreement, shall be in writing and shall be deemed delivered upon the personal delivery thereof, or on the next business day following delivery to a reliable and recognized overnight air-freight service (where instructions are included for next day delivery), provided such notices shall be addressed or delivered to the parties at their respective addresses set forth on the first page hereof, or by e-mail addressed or delivered to the parties at their respective addresses set forth on the first page hereof, provided that (a) the word “Notice” is present in the subject line of the e-mail, (b) the sender does not receive a delivery failure notice or other notice indicating that the e-mail has not been delivered, and (c) a confirmation copy is delivered within one (1) business day by one of the other methods set forth in this Section 9.1.  All costs and expenses of the delivery of notices hereunder shall be borne and paid for by the delivering party.

9.2Entire Agreement; Amendments.  This Agreement and the Exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings or agreements between the parties with respect to the subject matter hereof.  This Agreement may not be altered, modified, extended, revised or changed, nor may any party hereto be relieved of any of its liabilities or obligations hereunder, except by written instrument duly executed by each of the parties hereto.  Any such written instrument entered into accordance with the provisions of the preceding sentence shall be valid and enforceable notwithstanding the lack of separate legal consideration therefor.

9.3Governing Law.  This Agreement is made pursuant to, and shall be governed by and construed in accordance with, the laws of the state in which the Property is located without reference to the conflicts of laws provisions thereof.

9.4Headings.  Section and article headings used herein are for convenience and ease of reference only and are not intended to have any legal effect.  Accordingly, no reference shall be made to any such article or section headings for the purpose of interpreting, construing or enforcing any of the provisions of this Agreement.

9.5Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to be one Agreement.  PDF signatures shall be deemed to be the equivalent of original signatures for purposes of this Agreement.

9.6Time of the Essence; Business Days.  Time is of the essence of this Agreement.  In the event the parties hereto shall elect to extend the time for performance, or extend the Closing Date, and such election shall be set forth in a written instrument, such election shall nevertheless not be deemed a waiver on the part of either party of time as being of the essence of this Agreement.  In the computation of any period of time provided for in this Agreement or by law, the day of the act or event from which said period of time runs shall be excluded, and the last day of such period shall be included, unless it is a Saturday, Sunday or legal holiday, in which case the period shall be deemed to run until the end of the next day which is not a Saturday, Sunday or legal holiday.

9.7Binding Effect.   This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, and their respective successors, assigns, heirs and legal representatives.

9.8No Third Party Beneficiary.  Each of the covenants, undertakings and agreements of the parties hereto are intended solely for the benefit of the other party and its successors in interests and assigns under the provisions of this Agreement, and are not intended for the benefit of, and may not be enforced by, any third party.

9.9Survival.  Except as otherwise herein expressly provided, all of the representations, warranties, covenants, indemnities, liabilities and obligations of the parties hereto shall survive the Closing hereunder.

9.10Litigation.  In the event of any litigation between Buyer and Seller with respect to the Property, this Agreement or any of the Closing Deliveries (including without limitation with respect to the performance of their respective obligations hereunder or under any of the Closing Deliveries or the breach of any of their respective representations or warranties made herein or in any of the Closing Deliveries), the non-prevailing party shall pay all reasonable costs and expenses incurred by the prevailing party in connection with such litigation including, without limitation, reasonable attorneys’ fees.  Notwithstanding any provisions of this Agreement to the contrary, the obligations of the parties under this Section 9.10 shall survive any termination of this Agreement and the Closing.  Each of Seller and Buyer hereby waives its right to a jury trial in any litigation under this Agreement.

9.11Construction.  This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Buyer have contributed substantially and materially to the preparation of this Agreement.

9.12Enforceability.  In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

9.13Limitation on Liability.  The beneficial owner of Seller (and the individuals executing this Agreement or any documents in connection with the transactions set forth hereinon behalf of Seller or such owners) shall have no personal liability with respect to any of the obligations of Seller hereunder, Buyer hereby agreeing to look solely to Seller (and not to such owners or individuals) and any successor to the interest of Seller hereunder, for the performance of Seller’s obligations hereunder.

9.14Assignment.  Buyer shall have the right to assign its right, title and interest in, to or under this Agreement to one or more entities controlled by or under common control with Buyer without the written consent of Seller, provided that no such assignment shall operate to release Buyer from its obligations under this Agreement.  In addition, Buyer may designate an entity or entities to take title to the Property upon notice to Seller no less than five (5) days prior to Closing.

9.15Recordation.  Buyer shall not record this Agreement or any memorandum thereof in any public office without the express written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion.  A breach by Buyer of this covenant shall constitute a material default by Buyer under this Agreement.

9.16No Offer or Binding Contract.  The parties hereto agree that the submission of an unexecuted copy or counterpart of this Agreement by one party to another is not intended by either party to be, or be deemed to be, a legally binding contract or an offer to enter into a legally binding contract.  The parties shall be legally bound pursuant to the terms of this Agreement only if and when the parties have been able to negotiate all of the terms and provisions of this Agreement in a manner acceptable to each of the parties in their respective sole discretion, and both Seller and Buyer have fully executed and delivered this Agreement.

9.17Confidentiality.  Buyer expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Seller Deliveries that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Buyer and shall not be disclosed by Buyer except to its legal counsel, surveyor, lenders, title company, broker, accountants, consultants, officers, partners, directors, shareholders and as may be required by any Federal or State securities laws, rules and regulations (the “Authorized Representatives”).  Buyer agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information.  Buyer further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Buyer in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Buyer to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller.  If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Buyer shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all Seller Deliveries and information provided to Buyer.  Nothing contained in this Section 9.17 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 9.17 in connection with the party’s enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with governmental authorities required by reason of the transactions provided for herein. Seller shall be permitted to disclose the terms of this transaction and to include a copy of this Agreement in any filing that is required by the Securities and Exchange Commission or any other regulatory agency.

Buyer hereby agrees that it will not release, or cause or permit to be released, to the public any press notices, publicity (oral or written) or advertising promotion relating to, or otherwise publicly announce or disclose, or cause or permit to be publicly announced or disclosed, in any manner whatsoever, (i) the names of Seller respectively, or any of their affiliates or subsidiaries, or (ii) the terms, conditions or substance of this Agreement or the transactions contemplated herein, without first obtaining the consent of the other party hereto.  Buyer shall indemnify and hold Sellers and Sellers’ affiliates, employees, officers and directors harmless from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by Seller and caused by a breach by Buyer, as the case may be, or their respective Authorized Representatives, of the provisions of this Section 9.17.  The provisions of this Section 9.17 shall survive any termination of this Agreement.

9.18Indemnity. From and after the date of Closing, (a) Seller agrees to indemnify, protect, defend and hold Buyer, its directors, officers, employees, partners, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused solely by the willful misconduct or grossly negligent acts or omissions of Buyer or its directors, officers, employees, partners, lenders and agents), arising out of the ownership and operation of the Property prior to the date of Closing which arise in tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property; and (b) Buyer agrees to indemnify, protect, defend and hold Seller, its directors, officers, partners, employees, lenders and agents harmless from and against all claims, actions, losses, damages, costs and expenses, including, but not limited to, reasonable attorney’s fees and court costs and liabilities (except those caused solely by the willful misconduct or grossly negligent acts or omissions of Seller or its directors, officers, partners, employees, lenders and agents), arising out of the ownership and operation of the Property by Buyer from and after the date of Closing, which arise in tort, or related to the actual or alleged injury to, or death of, any person or loss of or damage to property in or upon the Property. The provisions of this Section 9.18 shall survive Closing.

[PLEASE SEE FOLLOWING PAGE FOR SIGNATURES]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf as of the day and year first above written.

SELLER:

IRESI Frederick Market Square, L.L.C., a Delaware
limited liability company

By:	Inland Residential Operating Partnership,
L.P.,a Delaware limited partnership, its sole member

By:	Inland Residential Properties Trust, Inc., a
Maryland corporation, its general partner

By:	/s/ Catherine L. Lynch
Name:	Catherine L. Lynch
Its:	CFO

BUYER:

515 22ND STREET LIMITED PARTNERSHIP,
a Maryland limited partnership,

By:	515 Corporation,
a District of Columbia corporation,
its General Partner

	By:	/s/ Ronald D. Paul
	Name:	Ronald D. Paul
	Its:	President

EXHIBIT A

Legal Description

All that certain lot or parcel of land together with all improvements thereon located and being in the County of Frederick, Maryland and being more particularly described as follows:

Fee simple parcel:

Lot MF-1 and Lot MF-2, as shown on plat entitled “ ‘Market Square at Frederick’ —Lots MF-1, MF-2 and Neighborhood Pool and Community Amenity Lot” recorded in Plat Book 92 at Pages 46 and 47, among the Land Records of Frederick County, Maryland.

Leasehold parcel:

Neighborhood Pool and Community Amenity Lot, as shown on plat entitled “ ‘Market Square at Frederick’ — Lots MF-1, MF-2 and Neighborhood Pool and Community Amenity Lot” recorded in plat Book 92 at pages 46 and 47, among the Land Records of Frederick County, Maryland.

EXHIBIT B

Leases

(see attached rent roll)

EXHIBIT C

Personal Property

(see attached)

EXHIBIT D

Property Contracts

PartyExpiration Date

Comcast Cable – 7/30/2023

Waste Management – 10/1/2019, per (1) year automatic renewal

Otis Elevator – 12/31/2019, per (1) year automatic renewal

All Clean, Inc. – 12/31/2019

Apartment Turnovers – 12/31/2019

GFC Leasing – MTM per automatic renewal

Protection One Alarm Monitoring – 10/20/2019, per (1) year automatic renewal

US Lawns of Frederick – 3/31/2019

EXHIBIT E

Seller Deliverables

1.	Copies of the Lease(s) available on-site at the Property;

2.	Annual operating statements and capital expenditures for calendar year for 2016, 2017 and 2018 (YTD);

3.	Copies of current real estate tax bills and assessment notices including the status of any assessed valuation protest/appeal work;

4.	Current aged receivables report;

5.	Existing environmental assessment reports;

6.	Permits and licenses to which Seller is a party;

7.	Existing ALTA survey; and

8.	Existing title policy.

EXHIBIT F

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Agreement”), made this _____ day of _____________, 201_ by and among ___________________________________, a ______________________  (“Buyer”), and ____________________________, a Delaware statutory trust (“Seller”), and Chicago Title Insurance Company (“Escrow Agent”).

WITNESSETH,

WHEREAS, Buyer and Seller have entered into that certain Purchase and Sale Agreement dated ___________, 201_ for the sale and purchase of the property commonly known as ____________________ (the “Property”) (the “Contract”); and

WHEREAS, Escrow Agent has agreed to act as the Escrow Agent referred to in the Contract, for the purpose of holding the Earnest Money required thereunder in the principal amount of up to __________________________________________  (the “Earnest Money Escrow”), said Earnest Money Escrow to be deposited into an interest bearing account in a depository institution which is federally insured in accordance with Section 3.3(a) of the Contract.

NOW, THEREFORE, in consideration of the terms of the Contract, Buyer and Seller shall and do at all times hereafter well and sufficiently save, defend, keep harmless and indemnify ESCROW AGENT, from all loss, damage, cost, charge, liability or expense, including, but not limited to, court costs and reasonable attorney’s fees which may result from the obligation and duty as Escrow Agent, including, but not limited to, situations in which disputes arise concerning amounts of money to be paid over, funds available for such payments, or the proper persons to whom payments should be made, and including, but not limited to, a delay in the electronic wire transfer of funds.

FURTHER, we understand that ESCROW AGENT assumes no responsibility for, nor will Seller and Buyer hold Escrow Agent liable for, any loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor’s accounts to exceed $250,000.00 and that the excess amount is not insured by Federal Deposit Insurance Corporation (FDIC) or that FDIC insurance is not available on certain types of bank instruments.

FURTHER, the parties hereto covenant and agree to the following:

(a) UNLESS OTHERWISE AGREED TO BY BUYER AND SELLER IN THIS AGREEMENT, Escrow Agent shall reLease escrowed funds PER THE TERMS OF CONTRACT OR upon the mutual consent of BUYER and Seller AS evidenced BY THEIR SIGNED WRITTEN DIRECTIVE.

(B) Escrow Agent may act in reliance upon any writing or instrument or signatures which it, in good faith, believes to be genuine, and may assume the validity and accuracy of any statement or assertion contained in such writing or instrument, and may assume that any person purporting to give any writing, notice, advice or instruction in connection with the provisions hereof has been duly authorized so to do.

(C) Escrow Agent’s duties hereunder shall be limited to the safe-keeping of the Escrow Account deposited with the Escrow Agent and the disposition of the same in accordance with the terms hereof. Escrow Agent shall not mediate or become involved in any controversy or dispute as to any facts between Buyer and Seller.

If Escrow Agent shall be unable to determine at any time whether, when, or to whom all or any part of the Earnest Money shall be paid, or if a dispute shall develop between Seller and Buyer concerning whether, when, or to whom all or any part of the Earnest Money shall be paid, then and in any such event, the Escrow Agent shall pay the amount of the Earnest Money which is subject to such uncertainty or dispute (the “Amount in Controversy”) in accordance with the joint written instructions of Seller and Buyer.  In the event that such written instructions shall not have been received by the Escrow Agent within fifteen (15) days after the Escrow Agent has served a written request for instruction upon Seller and Buyer, then the Escrow Agent shall have the right by bill of interpleader to pay the Amount in Controversy, less the reasonable expenses of Escrow Agent, as hereinafter set forth, into a court of competent jurisdiction and interplead Seller and Buyer in respect thereof, and thereafter the Escrow Agent shall be discharged of any obligations under this Agreement with respect to the Amount in Controversy.

In the event that the parties cannot reach an agreement among themselves as to the release of the escrowed funds and the Escrow Agent does not exercise its right to file a bill of interpleader and either party seeks to resolve the controversy by seeking redress in a court of law, all parties agree, that in said event, the Escrow Agent shall pay over those funds remaining in escrow as directed by the court. The parties agree not to make the Escrow Agent a party to any such suit.

To the extent Escrow Agent receives reasonable and customary fees or expenses in connection with performing its duties hereunder in anticipation of and as a part of Closing under the Contract, such fees and expenses shall be Buyer’s responsibility; however, if costs or expenses are incurred by the Escrow Agent because of the litigation or a dispute between Seller and Buyer arising out of the holding of the Earnest Money in escrow, Seller and Buyer shall each pay the Escrow Agent one-half of such reasonable costs or expenses.

(D) Escrow Agent undertakes to perform only said duties as are expressly set forth herein and no implied duties or obligations shall be read into this Agreement against the Escrow Agent.

(E) Except for acts of willful misconduct or gross negligence of Escrow Agent, Buyer and Seller, jointly and severally, hereby agree to indemnify Escrow Agent and hold it harmless from any and all claims, liabilities, losses, actions, suits or proceedings at law or in equity, or any other expense, fees or charges of any character or nature, which it may incur or with which it may be threatened by reason of its acting as Escrow Agent under this Agreement, and in connection therewith, to indemnify the Escrow Agent against any and all expenses, including reasonable attorney’s fees and the cost of defending any action, suit or proceeding or resisting any claim.

(F) Escrow Agent shall not be liable for any mistakes of fact, or error or judgment, or for any acts or omission of any kind unless caused by the willful misconduct or gross negligence of Escrow Agent.

(G) Interest accrued on the Earnest Money deposit shall be payable under the terms of the Contract.

(H) All notices and communications hereunder shall be in writing and shall be deemed to be duly given if hand-delivered or if sent by registered or certified mail, return receipt requested, postage prepaid, or by telecopy, to the following addresses:

Buyer:

Seller:

Escrow Agent:	Chicago Title Insurance Company
10 South LaSalle Street, Suite 3100
Chicago, Illinois 60603
Attention: Nancy Castro
Facsimile: (312) 223-3409

(I) This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

(J) This Agreement shall be construed, enforced and interpreted under the laws of the State of Illinois.

(K) This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

	Buyer:

WITNESS:

	By:
Name:	Name:
	Title:
	Date of Signature:	,	201

	Seller:

WITNESS:

	By:
Name:	Name:
	Title:
	Date of Signature:	,	201

ACCEPTED BY:	CHICAGO TITLE INSURANCE COMPANY

	By:
	Name:
	Title:

EXHIBIT G

SPECIAL WARRANTY DEED

[Form to be confirmed by Title Company and local counsel]

Return to:

SPECIAL WARRANTY DEED

This Special Warranty Deed is made this ____ day of __________, 2019 by and between IRESI FREDERICK MARKET SQUARE, L.L.C., a Delaware limited liability company (“Grantor”), and ______________________ (“Grantee”).

Witnesseth, that in consideration of the sum of $_____________________, and other good and valuable consideration, Grantor does grant and convey unto Grantee, and assigns, in fee simple, all those parcels of land situate, lying and being in County of Frederick, State of Maryland, described as follows, (the “Real Estate”):

SEE ATTACHED EXHIBIT A

Together with the buildings and improvements thereupon; and the rights, alleys, ways, waters, privileges, appurtenances and advantages to the same belonging or in anywise appertaining (collectively, the “Property”). To have and to hold the Property to the proper use and benefit of the said Grantee, in fee simple.

The Grantor hereby covenants that the Property is free of all liens securing monetary obligations other than the lien for real estate taxes and other assessments not yet due and payable and that the Grantor shall execute further assurances of the Property as may be requisite.

TO HAVE AND TO HOLD the Property, together with any and all rights and appurtenances thereto in anywise belonging to Grantor, subject to those matters shown on Exhibit B attached hereto, which by this reference is incorporated herein (the “Permitted Exceptions”) unto the said Grantee, its successors and assigns FOREVER, and Grantor does hereby bind its successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property unto the said Grantee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Grantor, but not otherwise.

This conveyance is made and accepted subject to the Permitted Exceptions.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

EXHIBIT 10.34

IN WITNESS WHEREOF, the Grantor has caused this Deed to be executed under seal as of the date first above written.

GRANTOR:

IRESI Frederick Market Square, L.L.C., a Delaware
limited liability company

By:	Inland Residential Operating Partnership,
L.P., a Delaware limited partnership, its sole member

By:	Inland Residential Properties Trust, Inc., a
Maryland corporation, its general partner

By:
Name:
Its:

State of ILLINOIS	)
	)	ss:
County of DUPAGE	)

The foregoing instrument was acknowledged before me this ___ day of __________, 2019, by

                                                 , as                                                                   of Inland Residential Properties Trust, Inc., as general partner of Inland Residential Operating Partnership, L.P., as  sole member of IRESI Frederick Market Square, L.L.C., a Delaware limited liability company, on behalf of the company.

My Commission Expires:	Notary Public

Certification

This is to certify that the within instrument was prepared by or under the supervision of the undersigned, an attorney duly admitted to practice before the Court of Appeals of Maryland.

Attorney

Legal Description

EXHIBIT B

Permitted Encumbrances

(see attached)

EXHIBIT H

[SUBJECT TO REVIEW BY SELLER’S OUTSIDE COUNSEL]

ASSIGNMENT AND ASSUMPTION OF PERSONAL PROPERTY, SERVICE CONTRACTS, WARRANTIES, LEASES AND OTHER INTANGIBLE RIGHTS

_______________________ (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to it in hand paid by _________________________, a(n) ___________________ ___________________ (“Grantee”), the receipt and sufficiency of which are hereby acknowledged, has Granted, Sold, Assigned, Transferred, Conveyed, and Delivered and does by these presents Grant, Sell, Assign, Transfer, Convey and Deliver unto Grantee, all of Grantor’s rights, titles, and interests in and to the following described properties (the “Assigned Properties”) located in, affixed to, and/or arising or used in connection with the improved property with parking and other amenities (the “Project”) situated on the land in the County of ________________, State of Texas, more particularly described on Exhibit H-1 attached hereto and made a part hereof for all purposes (the “Land,” which together with the Project is sometimes hereinafter called the “Property”):

(a)All fixtures, equipment, machinery, building materials, furniture, furnishings, and other personal property owned by Grantor, (the “Personal Property”), including without limitation those items of personal property listed on Exhibit H-2 together with the personal property listed on Exhibit H-3 regarding the model apartment, sales office and misc outdoor, attached hereto and incorporated herein, and located on, attached to, or used in connection with the operation and maintenance of the Property;

(b)Any leases for space in the Project (the “Leases”), together with security and other deposits owned or held by Grantor pursuant to the Leases, which Leases and security deposits are described on Exhibit H-4 attached hereto;

(c)Those certain contracts relating to the ownership and operation of the Property (the “Service Contracts”) described on Exhibit H-5;

(d)Any assignable warranties and guaranties relating to the Property or any portion thereof, (collectively, the “Warranties”);

(e)All intangible property (the “Intangible Property”), if any, owned by Grantor and pertaining to the Land, the Improvements, or the Tangible Personal Property including, without limitation, the name “________________Apartments” transferable utility contracts, transferable telephone exchange numbers, plans and specifications, engineering plans and studies, floor plans, landscape plans, all permits (the “Permits”), licenses, certificates of occupancy and governmental approvals; and

(f)The internet web site for the Property (www.retreatmarketsquare.com) and the rights to the name and mark “The Retreat at Market Square”.

Grantor shall indemnify, hold harmless and defend Grantee from any claims, causes of action, liabilities, damages and expenses, including reasonable attorneys fees, arising out of any acts or omissions of Grantor regarding the Personal Property, Leases, Service Contracts, Warranties and Intangible Property, to the extent the same relate to periods prior to the date of this instrument.  Grantee shall indemnify, hold harmless and defend Grantor from any claims, causes of action, liabilities, damages and expenses, including reasonable attorneys fees, arising out of any acts or omissions of Grantee regarding the Personal Property, Leases, Service Contracts, Warranties and Intangible Property, to the extent the same relate to periods from and after the date of this instrument.

Neither this Agreement nor any term, provision, or condition hereof may be changed, amended or modified, and no obligation, duty or liability or any party hereby may be released, discharged or waived, except in a writing signed by all parties hereto.

IN WITNESS WHEREOF, Grantor and Grantee have executed this Assignment and Assumption of Personal Property, Service Contracts, Warranties, Leases and Other Intangibles to be effective as of the _____ day of __________________, 201_.

GRANTOR:

GRANTEE:

EXHIBIT I

Assignment of Ground Lease

ASSIGNMENT AND ASSUMPTION OF DEED OF LEASE

This Assignment and Assumption of Lease (this “Assignment”) is made as of this ___ day of __________________, by and between __________________, . a ______________________(“Assignor”) and __________________, a ___________________________(“Assignee”).

Assignor is the Tenant under that certain Deed of Lease dated February 27, 2013 between The Haven at Market Square, LLC (“Original Tenant”) and Market Square at Frederick Community Association, Inc., as Landlord (the “Lease”) as evidenced by that certain Memorandum of Deed of Lease dated February 27, 2013 and recorded in Liber 9410 at folio 479 in the records of the Frederick County Circuit Court (“Recording Office”),  involving, inter alia, the construction and operation of a swimming pool, cabana and related facilities on real property owned by Landlord more particularly described on Exhibit A attached hereto.

Pursuant to that certain Assignment and Assumption of Deed of Lease dated as of September 30, 2015 and recorded on October 10, 2015 in Book 10795, Page 0051 of the Recording Office, Original Tenant assigned its rights and obligations under the Lease to Assignor.

Assignee accepts the foregoing assignment as of the date hereof and agrees to assume, pay, perform and discharge, as and when due, all of the agreements and obligations of Assignor under the Lease accruing on or after the date hereof and agrees to be bound by all of the terms and conditions of the Lease with respect to the period arising on or after the date hereof.

Assignee agrees to indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs at trial and on appeal) arising under the Lease and accruing with respect to the period on or after the date hereof.

Assignor agrees to indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs at trial and on appeal) arising under the Lease and accruing with respect to the period prior to the date hereof.

The provisions of this Assignment will be binding upon, and will inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively.

This Assignment may be executed in any number of counterparts, each of which will be deemed an original, but all of which when taken together will constitute one and the same instrument.

This Assignment will be governed by and construed in accordance with the laws of the State of Illinois.

This Assignment is made in accordance with the terms and provisions of the Purchase and Sale Agreement dated February __,. 2019 between Assignor and Assignee.  Other than as expressly set forth in the Purchase Agreement, the assignment of the Lease is made “as-is” and “where-is,” without any representations or warranties express or implied, including, without limitation, implied warranties of fitness for any particular purpose or merchantability or any other warranties whatsoever.

If any lawsuit or arbitration arises between the parties in connection with this Assignment, the prevailing party therein will be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees, incurred in connection therewith.

Dated: _________________, _______________.

ASSIGNOR
, a

By:
Name:
Title:

ASSIGNEE
, a

By:
Name:
Title:

EXHIBIT J

Warranties

Nations Roofing Co – relating to work completed in December 2018

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